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NEURALSTEM SECURES $8 MILLION IN DEBT FINANCING FROM HERCULES

ROCKVILLE, MD, March 25, 2013 — Neuralstem, Inc. (NYSE MKT: CUR) announced today that it secured $8 million in debt financing with Hercules Technology Growth Capital (NYSE:HTGC), to fund the company’s capital budget through late 2014.

"This debt financing extends our cash runway well into late 2014 at a critical time in our clinical product development cycle. We have multiple NSI-566 cell therapy clinical trials planned this year, building on our successful ALS Phase I trial, including the upcoming phase II ALS in the U.S.; both chronic and acute spinal cord injury in the U.S. and South Korea, respectively; ALS in Mexico, and stroke in China, in addition to completing the NSI-189/Phase Ib trial in major depressive disorder," said Neuralstem’s President and CEO Richard Garr. "We are pleased to have the support of leading life sciences and technology investor, Hercules.”

“Neuralstem’s unique stem cell platform has the potential to address a serious unmet medical need in the ALS and spinal cord injury patient populations, as well as other indications. The team’s progress to date is the result of years of meticulous research and development. We are proud to be a strong financial partner,” said Chad Norman, managing director at Hercules.

The funding of $8 million, which closed on March 22, 2013, is in the form of a secured note which is repayable in installments over 42 months following an interest-only period of nine months and up to 12 months upon funding of a second tranche. The note bears interest at a prime-based variable rate. In addition, Neuralstem issued Hercules 648,798 warrants to purchase shares of Neuralstem common stock at an exercise price of $1.08 per share. The second tranche of $2 million will be made available to the company, at the company’s option until September 30, 2013, subject to certain conditions. Further information with respect to the loan agreement with Hercules is contained in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities referenced herein in any jurisdiction to any person. The warrants and underlying shares issued in connection with the transactions have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

TriPoint Global Equities, LLC was the placement agent for the transaction.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem completed an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease, in February 2013, and has submitted recommended Phase II trial protocol to the FDA. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury, ischemic stroke and glioblastoma (brain cancer). The company received approval to commence a Phase I safety trial in chronic spinal cord injury in January 2013.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company is in a Phase Ib safety trial evaluating NSI-189, its first neurogenic small molecule compound, for the treatment of major depressive disorder (MDD). Additional indications could include chronic traumatic encephalopathy (CTE), Alzheimer's disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) ("Hercules") (www.HTGC.com) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science and cleantech industries at all stages of development. Since inception (December 2003), Hercules has committed more than $3.4 billion to over 220 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2012.

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